CHANGE IN TERMS AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call /Coll	Note#	Officer	Initials
$249,136.36	04-29-2024	04-29-2029	5000002200	1A50/93	50000	1407

References In the boxes above are for Lender's use only and do not limit applicability of this document to any particular loan or item.
Any item above containing '***" has been omitted due to text length limitations.

Borrower:	KS OBX LLC	Lender:	TowneBank
	2810 N Church St# 28283		NENC Coml Lend
	Wilmington, DE 19802		2 Juniper Trail
Southern Shores, NC 27949

Principal Amount: $249,136.36	Date of Agreement: April 29, 2024

DESCRIPTION OF EXISTING INDEBTEDNESS.

Promissory Note dated March 12, 2021 In the original amount of $304,500 bearing Interest at a variable rate of WSJP+O% with a floor of 4.00%.

DESCRIPTION OF COLLATERAL.

Deed of Trust Securing Future Advances dated March 12, 2021 to a trustee In favor of Lender on real property located in Dare County, S1a1e of North Carolina.

DESCRIPTION OF CHANGE IN TERMS.

Renewing loan and terming out balance

Amortizing the principal balance over 15 years and extending maturity until April 29, 2029

Adding Elk Renovation, LLC as a Guarantor

Monthly payment will be changed as reflected below in the payment section

Removing limitation in original note that would limit any single rate change to 0.075 percentage points

All other terms and conditions of the original loan shall remain the same.

PROMISE TO PAY. KS OBX LLC ("Borrower") promises to pay to TowneBank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Two Hundred Forty-nine Thousand One Hundred Thirty-six & 36/100 Dollars ($249,136.36), together with interest on the unpaid principal balance from April 29, 2024, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in the index, Borrower will pay this loan in 59 regular payments of $2,471.45 each and one irregular last payment estimated at $200,735.74. Borrower's first payment is due May 29, 2024, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on April 29, 2029, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. The initial payment amounts are based on an amortization over 180 monthly payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; and then to any late charges. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

CHANGE IN TERMS AGREEMENT

Loan No: 5000002200	(Continued)	Page 2

VARIABLE INTEREST RATE. The interest rate on this loan is subject to change from lime to lime based on changes in an independent index which is the Wall Street Journal Prime Rate (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. Lender will tell Borrower the current Index rate upon Borrower's request. The Interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this loan will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate equal to the Index. If Lender determines, in its sole discretion, that the index has become unavailable or unreliable, either temporarily, indefinitely, or permanently, during the term of this loan, Lender may amend this loan by designating a substantially similar substitute index. Lender may also amend and add a positive or negative margin (percentage added 10 or subtracted from the substitute index value) as part of the rate determination. In making these amendments, Lender may take into consideration any then-prevailing market convention for selecting a substitute. Index and margin for the specific index that is unavailable or unreliable. Such an amendment to the terms of this loan will become effective and bind Borrower 10 business days after Lender gives written notice to Borrower without any action or consent of the Borrower. NOTICE: Under no circumstances will the interest rate on this loan be less than 4.000% per annum or more than the maximum rate allowed by applicable law. Whenever changes occur In the interest rate, Lender, at its option, may do one or more of the following: (A) change Borrower's payments by setting a new payment amount calculated by amortizing the outstanding principal balance at the new interest rate over the remaining amortization period, (B) increase Borrower's payments to cover accruing Interest if the interest rate adjustment is an Increase, (C) change the number of Borrower's payments, and (D) continue Borrowers payments at the same amount and change Borrowers final payment amount.

INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the Interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance Is outstanding to each regularly scheduled payment due date. All Interest payable under this loan Is computed using this method. This calculation method results in a higher effective Interest rate than the numeric Interest rate stated in the loan documents.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrowers obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: TowneBank, P.O. Box 2818 Norfolk, VA 23501.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 4.000% of the regularly scheduled payment. This late charge shall be paid to Lender by Borrower to compensate Lender for Lender's extra costs and expenses caused by the late payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this loan shall be increased by adding an additional 3.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding Interest rate change that would have applied had there been no default. If judgment is entered in connection with this Agreement, interest will continue to accrue after the date of judgment at the rate in effect at the lime judgment is entered. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the indebtedness.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Any guarantor or Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of any guarantor's or Borrower's property or ability to perform their respective obligations under this Agreement or any of the Related Documents.

CHANGE IN TERMS AGREEMENT

Loan No: 5000002200	(Continued)	Page 3

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower's existence as a going business or the death of any member, the Insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or Insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the indebtedness. This includes a garnishment of any of Borrower's accounts, Including deposit accounts, with Lender. However, this Event of Default shall not apply if there Is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, In an amount determined by Lender, In Its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs In Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness Is Impaired. Insecurity. Lender In good faith believes itself Insecure.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Agreement and all accrued unpaid Interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay. Borrower will pay Lender that amount. This Includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses, whether or not there Is a lawsuit, including reasonable attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of North Carolina without regard to Its conflicts of law provisions. This Agreement has been accepted by Lender in the State of North Carolina.

DISHONORED ITEM FEE. Borrower will pay a lee to Lender of $42.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This Includes all accounts Borrower may open in the future. However, this does not Include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Lender's option, lo administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL. Collateral securing other loans with Lender may also secure this loan. To the extent collateral previously has been given to Lender by any person which may secure this Indebtedness, whether directly or indirectly, it is specifically agreed that, to the extent prohibited by law, all such collateral consisting of household goods will not secure this Indebtedness. In addition, if any collateral requires the giving of a right of rescission under Truth in Lending for this Indebtedness, such collateral also will not secure this indebtedness unless and until all required notices of that right have been given.

CHANGE IN TERMS AGREEMENT

Loan No: 5000002200	(Continued)	Page 4

CONTINUING VALIDITY. Except as expressly changed by th.ls Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and In lull force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing In this Agreement will constitute a satisfaction of the obligation(s). It Is the Intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), Including accommodation parties, unless a party Is expressly released by Lender In writing. Any maker or endorser, inducing accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any Initial extension, modification or release, but also to all such subsequent actions.

CHANGES TO BENEFICIAL OWNERSHIP. The Borrower, as defined as a legal business entity and subject to the Beneficial Ownership regulation, will promptly notify Lender in writing at Lender's address, P. 0. Box 2818 Norfolk, VA 23501 (or such other addresses as Lender may designate from time to time) prior to any (a) change in, the Borrower's business name; (b) change in the Borrower's assumed business names(s); (c) change in the management or in the Manager(s) of the Borrowing entity; (d) change in authorized signer(s); (e) change in the Borrower's ownership or control interest; (f) change in the Borrower's principal office address; (g) change in the Borrower's state of organization; (h) conversion of the Borrower's entity type to a new or different type of business entity; or (i) change in any other aspect of the Borrower that directly or indirectly relates to any agreements between the Borrower and Lender. No change in the Borrower's name or state of organization will take effect until alter Lender has received notice.

SUCCESSORS AND ASSIGNS. Subject to any limitations slated in this Agreement on transfer of Borrower's Interest, this Agreement shall be binding upon and Inure to the benefit of the parties, their successors and assigns. II ownership of the Collateral becomes vested in a person other than Borrower, Lender, without notice to Borrower, may deal with Borrower's successors with reference to this Agreement and the indebtedness by way of forbearance or extension without releasing Borrower from the obligations of this Agreement or liability under the indebtedness.

MISCELLANEOUS PROVISIONS. If any part of this Agreement cannot be enforced, this fact will not affect the rest of the Agreement. Lender may delay or forgo enforcing any al its rights or remedies under this Agreement without losing them. Borrower and any other person who signs, guarantees or endorses this Agreement, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER: